SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2013 (May 16, 2013)

SIRIUS XM RADIO INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34295	52-1700207
(State or other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification No.)

1221 Avenue of the Americas, 36th Fl., New York, NY		10020
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 584-5100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On May 16, 2013, we issued $500 million aggregate principal amount of 4.25% Senior Notes due 2020 (the “2020 Notes”) and $500 million aggregate principal amount of 4.625% Senior Notes due 2023 (the “2023 Notes” and, together with the 2020 Notes, the “Notes”). The Notes were sold to J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., BNP Paribas Securities Corp., Credit Agricole Securities (USA) Inc., RBC Capital Markets, LLC, RBS Securities Inc., SunTrust Robinson Humphrey, Inc., Wells Fargo Securities, LLC, U.S. Bancorp Investments, Inc. and BMO Capital Markets Corp., as initial purchasers. The Notes were offered to certain non-U.S. persons pursuant to Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), and to qualified institutional buyers pursuant to Rule 144A under the Securities Act at a purchase price equal to 100% of their principal amount. The terms of the 2020 Notes are governed by an Indenture, dated as of May 16, 2013, among us, the guarantors named therein and U.S. Bank National Association, as trustee (the “2020 Indenture”), and the terms of the 2023 Notes are governed by an Indenture, dated as of May 16, 2013, among us, the guarantors named therein and U.S. Bank National Association, as trustee (the “2023 Indenture” and, together with the 2020 Indenture, the “Indentures”). The following summary is not a complete description of all of the terms of the Notes.

Interest and maturity. Interest on the 2020 Notes is payable semi-annually in arrears on May 15 and November 15 at a rate of 4.25% per annum, commencing on November 15, 2013. The 2020 Notes will mature on May 15, 2020. Interest on the 2023 Notes is payable semi-annually in arrears on May 15 and November 15 at a rate of 4.625% per annum, commencing on November 15, 2013. The 2023 Notes will mature on May 15, 2023.

Guarantees. Satellite CD Radio LLC, XM 1500 Eckington LLC, XM Investment LLC, XM Radio LLC and XM eMall Inc., our wholly owned subsidiaries, guarantee, on a senior unsecured basis, our obligations under each series of Notes, including the payment of principal and interest. These guarantors also guarantee our existing senior indebtedness. One or more of our other subsidiaries may, in the future, be required to guarantee our existing senior indebtedness, but may not be required to guarantee either series of Notes except as provided in the Indentures.

Ranking. The Notes are our general unsecured senior obligations. The Notes and related guarantees rank equally in right of payment with all of our and our guarantors’ existing and future senior indebtedness and senior in right of payment to all of our and our guarantors’ existing and future subordinated obligations; the Notes and related guarantees are structurally subordinated in right of payment to all existing and future liabilities (including trade payables) of our non-guarantor subsidiaries; and the Notes and related guarantees are effectively subordinated to any of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness.

Optional redemption for the 2020 Notes. At any time prior to May 15, 2016, we may redeem some or all of the 2020 Notes at any time and from time to time at a “make-whole” redemption price set forth in the 2020 Indenture. On or after May 15, 2016, we may redeem the 2020 Notes, in whole or in part, at any time at the redemption prices set forth in the 2020 Indenture. In addition, prior to May 15, 2016, we may, on one or more occasions, redeem up to 35% of the aggregate principal amount of the 2020 Notes with the proceeds of certain equity offerings at a redemption price equal to 104.250% of the principal amount of the 2020 Notes redeemed, plus accrued and unpaid interest, if any, to but excluding the date of redemption.

Optional redemption for the 2023 Notes. At any time prior to May 15, 2018, we may redeem some or all of the 2023 Notes at any time and from time to time at a “make-whole” redemption price set forth in the 2023 Indenture. On or after May 15, 2018, we may redeem the 2023 Notes, in whole or in part, at any time at the redemption prices set forth in the 2023 Indenture. In addition, prior to May 15, 2016, we may, on one or more occasions, redeem up to 35% of the aggregate principal amount of the 2023 Notes with the proceeds of certain equity offerings at a redemption price equal to 104.625% of the principal amount of the 2023 Notes redeemed, plus accrued and unpaid interest, if any, to but excluding the date of redemption.

Change of control and other restrictive covenants. The Notes are subject to covenants that, among other things, require us to make an offer to repurchase the Notes at 101% of their principal amount in the event of a change of control and a downgrade in our ratings, and limit our ability and the ability of our subsidiaries to create certain liens; enter into sale/leaseback transactions; and merge or consolidate. In addition, each Indenture will restrict our non-guarantor subsidiaries’ ability to create, assume, incur or guarantee additional indebtedness without such non-guarantor subsidiary guaranteeing each such series of Notes on a pari passu basis.

Use of proceeds. We intend to use the net proceeds from this offering for general corporate purposes, which may include, from time to time and as market conditions warrant, share repurchases and the repurchase, redemption, defeasance, tender or repayment of our outstanding indebtedness, including any borrowings outstanding under our senior secured revolving credit facility. Pending application of these amounts, we currently expect to maintain any excess amount as cash on hand.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The response to Item 1.01 is hereby incorporated into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

4.1	Indenture, dated as of May 16, 2013, among Sirius XM Radio Inc., the guarantors named therein and U.S. Bank National Association, as trustee, relating to the 4.25% Senior Notes due 2020.

4.2	Indenture, dated as of May 16, 2013, among Sirius XM Radio Inc., the guarantors named therein and U.S. Bank National Association, as trustee, relating to the 4.625% Senior Notes due 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRIUS XM RADIO INC.

By:	/s/ Patrick L. Donnelly
Patrick L. Donnelly
Executive Vice President, General
Counsel and Secretary

Dated: May 20, 2013